Exhibit 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF

C.H. ROBINSON WORLDWIDE, INC.

Restrictions on Trading C.H. Robinson Worldwide, Inc. Common Stock

During Robinson Companies Retirement Plan Blackout Period

C.H. Robinson Worldwide, Inc. (the “Company”) has determined to transition the assets and administration of the Robinson Companies Retirement Plan (the “Plan”) from Wells Fargo to Fidelity. In order to implement this transition, Plan activity will be restricted such that Plan participants will not be able to make changes to their Plan accounts, direct or diversify the investments in their Plan accounts, including in Company common stock, or obtain loans or distributions from the Plan for a specified period of time (the “Blackout Period”). During the Blackout Period, the Company’s directors and executive officers will be subject to trading restrictions, as described below, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR (Blackout Trading Restriction).

Blackout Period

The Blackout Period will begin at 3:00 p.m. Central Time on June 24, 2019 and will end the week of July 14, 2019 (the “Blackout Period”). During the week of July 14, 2019, you may obtain information about whether the Blackout Period has ended, free of charge, by contacting the person listed below.

Trading Restrictions

During the Blackout Period, you will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring shares of common stock of the Company and derivative securities, such as stock options, that you acquired in connection with your service or employment as a director or an executive officer of the Company. In this regard, any such security of the Company that you sell or otherwise transfer is automatically treated as acquired in connection with your service as a director or an executive officer unless you establish that the security was acquired from another source in accordance with rules established by the Securities and Exchange Commission. Please note that these trading prohibitions also apply to the Company’s securities held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.

Limited exemptions from these rules apply for purchases or sales under Rule 10b5-1 plans that are already in existence, sales required by law and certain other “automatic” transactions.

This notice is in addition to the restrictions on trading activity under the Company’s insider trading policy. Almost all of the Blackout Period will occur during a quarterly blackout period under the Company’s insider trading policy.

Questions

Inquiries concerning this notice or the Blackout Period, including the beginning and ending dates thereof, may be directed (during the Blackout Period and for a period of two years after the ending date of the Blackout Period) without charge to:

Ben G. Campbell

Chief Legal Officer and Secretary

C.H. Robinson Worldwide, Inc.

14701 Charlson Road, Suite 1400

Eden Prairie, MN 55347

(952) 937-7829

June 6, 2019